Exhibit 10.16
NOODLES & COMPANY
COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

I. PURPOSE
1.1 The purpose of the Noodles & Company Compensation Plan for Non-Employee Directors (this “Plan”) is to provide a comprehensive compensation program to attract and retain qualified individuals who are not employed by Noodles & Company (the “Company”) or its subsidiaries to serve on the Company’s Board of Directors. In particular, this Plan aligns the interests of such directors with those of the Company’s shareholders by providing that a significant portion of such directors’ compensation is directly linked to the value of the Company’s common stock.
II. CASH RETAINERS
2.1 Annual Board Retainer. Each non-employee director shall be entitled to receive an annual cash retainer for his or her Board service, in such amount as determined by the Board of Directors from time to time, which shall be payable in quarterly installments.
2.2 Committee Retainer. A non-employee director appointed as a member of a standing committee of the Board of Directors shall receive an annual cash retainer, payable in quarterly installments, in such amount as determined by the Board of Directors from time to time. These committee retainers are in addition to the annual retainer set forth in Section 2.1 above.
2.3 Retainer for Committee Chairs. A non-employee director appointed to chair a standing committee of the Board of Directors shall be paid an annual cash retainer, payable in quarterly installments, in such amount as determined by the Board of Directors from time to time. These committee chair retainers are in addition to the retainers set forth in Sections 2.1 and 2.2 above.
2.4 Pro-Rata Retainer. A non-employee director who commences service after the Annual Meeting of Shareholders shall be entitled to a pro-rated annual cash retainer as well as pro-rated annual committee and committee chair and retainers, as applicable, and as approved by the incumbent non-employee directors. The amount of the retainer(s) shall be determined based on the number of full months during the year that a new non-employee director is in active service. The pro-rated portion of the annual retainer, if any, shall be payable in quarterly installments.
III. EQUITY AWARDS
3.1 Company’s Stock Incentive Plan. Grants of equity awards made under this Plan shall be made under the Company’s stock incentive plan that is in effect from time to time (“Stock Plan”). The terms “Fair Market Value” and “Stock” used in this Article III shall have the meanings set forth in the Stock Plan.
3.2 Annual Retainer Grants. At the close of business on the date of each Annual Meeting of Shareholders, each non-employee director who then continues as a member of the Board of Directors may be granted stock options in such amounts as determined by the Board of Directors from time to time. Notwithstanding the foregoing, the Board of Directors may grant any one or more of the awards set forth under the Stock Plan in such amounts and on such terms as determined by the Board of Directors from time to time.
3.3 Vesting Period. Unless otherwise determined by the Board of Directors, a non-employee director’s stock options shall vest on the date of the next Annual Meeting of Shareholders following the date of grant, provided that such non-employee director has served as a member of the Board of Directors for the entirety of his or her annual term. If the non-employee director ceases to be a member of the Board of Directors before the expiration of his or her annual term at the next Annual Meeting of Shareholders (except as provided in Section 3.4 below), then the stock options shall be forfeited.
3.4 Earlier Vesting of Options. Notwithstanding anything in this Article III to the contrary, a non-employee director’s stock options shall immediately become vested in the event of, and such non-employee director’s death.

3.5 Pro-Rata Awards. A non-employee director who commences service after the Annual Meeting of Shareholders will receive a pro-rated equity award at the next Annual Meeting of Shareholders based upon the Fair Market Value of the equity award granted to the incumbent non-employee directors in the year in which such director was appointed or as otherwise approved by the incumbent non-employee directors. The amount of the award shall be determined based on the number of full months during the year that a new non-employee director is in active service.
V. ADDITIONAL PROVISIONS
5.1 No compensation shall be payable under this Plan to directors affiliated with the Company’s Equity Sponsors. For purposes of this Section 5.1, Equity Sponsors shall mean Catterton Partners and Public Service Pension Investment Board and their affiliates.
5.2 This Plan shall be administered by the Board of Directors, which shall have the power to interpret this Plan and amend it from time to time as it deems proper. To the fullest extent practicable, however, the terms and conditions of the Stock Plan shall be applicable to equity awards granted under this Plan. The Board of Directors may delegate any of its authority under this Plan to the Compensation Committee of the Board of Directors, in which case any reference in the Plan to the Board of Directors shall include the Compensation Committee to the extent of such delegation.
5.3 This Plan may be suspended or terminated at any time by action of the Board of Directors. Notwithstanding any such suspension or termination, the Company shall remain obligated to pay cash retainer amounts earned but not yet paid and any outstanding equity awards under this Plan will continue to be governed by the terms of this Plan as in effect at the time of such suspension or termination, the Stock Plan or a prior stock plan, as applicable, and any applicable stock incentive award agreements.
5.4 Unless otherwise provided by the Board of Directors, the right to receive any compensation under this Plan, whether under new or outstanding equity awards, may not be transferred, assigned, or subject to attachment or other legal process.
5.5 To the extent any amounts paid under this Plan are subject to Section 409A of the Internal Revenue Code, this Plan will be interpreted in a manner to comply with the requirements of Section 409A of the Internal Revenue Code.
5.6 Subject to Sections 5.3 and 5.4 above, any outstanding equity awards under this Plan will continue to be governed by the terms of this Plan as in effect at the time such awards were granted.
5.7 This Plan shall be governed by and subject to the laws of the State of Delaware and applicable Federal laws.